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                                  Software Artistry, Inc.
                Exhibit 11 -- Statement Re: Computation of Earnings Per Share
                       (Dollars in thousands, except per share amounts)

                                           Three Months Ended      Nine Months Ended
                                             September 30,           September 30,
                                            1996      1995          1996      1995
                                            ----      ----          ----      ----
Primary:
 Average shares outstanding                6,728,010  6,729,683    6,751,194  5,683,086
 Add common shares issued upon conversion
   of Series A Redeemable Preferred Stock         --         --           --    280,931
 Net effect of dilutive stock options        684,743    994,977      747,428  1,005,082
                                           ---------  ---------    --------- ----------
 Total                                     7,412,753  7,724,660    7,498,622  6,969,099
                                           =========  =========    =========  =========

 Net income                                $     310  $     911    $     248  $   2,067
 Deduct dividends on Series B, C, and D
   Redeemable Preferred Stock                     --         --           --        (31)
                                           ---------  ---------    ---------  ----------
 Adjusted net income                       $     310  $     911    $     248  $    2,036
                                           =========  =========    =========  ==========
 Per share amount                          $    0.04  $    0.12    $    0.03  $     0.29
                                           =========  =========    =========  ==========

Fully diluted:
 Average shares outstanding                 6,728,010  6,729,683   6,751,194    5,683,086
 Add common shares issued upon conversion
   of Series A Redeemable Preferred Stock          --         --          --      771,635
 Net effect of dilutive stock options         684,816    994,977     747,428    1,005,218
                                            ---------  ---------   ---------    ---------
 Total                                      7,412,826  7,724,660   7,498,622    7,459,939
                                            =========  =========   =========    =========

Net income                                  $     310  $     911   $     248    $   2,067
 Deduct dividends on Series D
   Redeemable Preferred Stock                      --         --          --           (7)
                                            ---------  ---------   ---------    ----------
 Adjusted net income                        $     310  $     911   $     248    $   2,060
                                            =========  =========   =========    ==========
 Per share amount                           $    0.04  $    0.12   $    0.03    $    0.28
                                            =========  =========   =========    ==========
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